TREDEGAR REPORTS SECOND QUARTER 2022 RESULTS
RICHMOND, VA--(BUSINESS WIRE)--8/8/2022--Tredegar Corporation (NYSE:TG, also the "Company" or "Tredegar") today reported second quarter financial results for the period ended June 30, 2022.
Second quarter 2022 net income (loss) from continuing operations was $14.8 million (0.44 per diluted share) compared to net income (loss) from continuing operations of $20.7 million ($0.61 per diluted share) in the second quarter of 2021.  Net income (loss) from ongoing operations, which excludes special items, was $17.1 million ($0.51 per diluted share) in the second quarter of 2022 compared with $16.1 million ($0.48 per diluted share) in the second quarter of 2021. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income from ongoing operations, a non-GAAP financial measure, for the three and six months ended June 30, 2022 and 2021, is provided in Note (a) to the Financial Tables in this press release.
Second Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") from ongoing operations for Aluminum Extrusions of $21.9 million was $2.2 million higher than the second quarter of 2021
•EBITDA from ongoing operations for PE Films of $7.1 million was $1.9 million lower than the second quarter of 2021
•EBITDA from ongoing operations for Flexible Packaging Films of $7.6 million was $0.6 million lower than the second quarter of 2021
John Steitz, Tredegar’s president and chief executive officer, said, “Bonnell had another exceptional quarter. Backlog, which is still very high by historical standards, peaked in March and has been dropping since then, with a combination of higher productivity from an improved labor situation and lower bookings. Our strong backlog should help drive solid performance for the balance of 2022. While lower bookings are a sign of a possible downturn, it could be the result of orders being placed by customers earlier than normal due to the industry’s extended lead times. In addition, a leading indicator of nonresidential construction activity for June which was reported in mid-July still shows growth.”
Mr. Steitz continued, “PE Films performed as expected for the quarter with a continued focus on generating growth from new products and markets while working through the final stages of a profit decline from previously disclosed customer product transitions. Recent market indicators imply a possible slowdown resulting from customer inventory corrections in the second half of 2022. Terphane continues to deliver results as planned.”
Mr. Steitz further stated, “We had strong cash generation during the second quarter with debt net of cash declining by $32 million.”
OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions, which is also referred to as Bonnell Aluminum, produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (B&C), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2022	2021		2022	2021
Sales volume (lbs)	48,960	49,021	(0.1)%	91,970	93,387	(1.5)%
Net sales	$190,308	$139,281	36.6%	$348,417	$257,405	35.4%
Ongoing operations:
EBITDA	$21,895	$19,723	11.0%	$45,814	$33,024	38.7%
Depreciation & amortization	(4,169)	(4,032)	(3.4)%	(8,430)	(8,162)	(3.3)%
EBIT*	$17,726	$15,691	13.0%	$37,384	$24,862	50.4%
Capital expenditures	$3,989	$4,326		$6,870	$6,773
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Tables in this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Second Quarter 2022 Results vs. Second Quarter 2021 Results
Net sales (sales less freight) in the second quarter of 2022 increased by 36.6% versus 2021 primarily due to an increase in average selling prices to cover significantly higher aluminum raw material costs and higher operating costs. Sales volume in the second quarter of 2022 was flat versus 2021. Sales volume in the specialty market, which represented 34% of total volume in 2021, decreased 8.8% in the second quarter of 2022 versus 2021. Sales volume in the automotive market, which represented 8% of total volume in 2021, declined 6.6% versus the second quarter of 2021. Nonresidential B&C sales volume, which represented 51% of 2021 volume, increased 5.6% in the second quarter of 2022 versus 2021. The Company believes that actual sales volume during the first six months of 2022 was lower than demand due to pandemic-related labor shortages and resulting production inefficiencies. While the average number of direct labor employees at Bonnell Aluminum facilities increased approximately 9% in the second quarter of 2022 compared to the second quarter of 2021, the estimated average labor shortage levels were 101, 171 and 203 workers in the second and first quarters of 2022 and second quarter of 2021, respectively. Moreover, onboarding new employees has resulted in higher hiring and training costs in 2022 versus last year. Although bookings have slowed in the second quarter of 2022 versus the first quarter of 2022 and the second quarter of 2021, backlog remains at historically high levels.
EBITDA from ongoing operations in the second quarter of 2022 increased by $2.2 million in comparison to the second quarter of 2021 primarily due to:
•Higher pricing ($20.1 million, net of the pass-through of aluminum raw material costs), partially offset by: higher labor and employee-related costs ($2.6 million) and lower labor productivity ($2.2 million); higher supply expense, including significant price increases in paint, chemicals, packaging and other supplies ($2.5 million); higher utility costs ($1.7 million); higher freight rates ($2.9 million); and increased selling, general and administrative ("SG&A") expenses ($1.2 million); and
•The timing of the flow through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at higher prices in a quickly changing commodity pricing environment, resulted in a charge of $1.6 million in the second quarter of 2022 versus a benefit of $3.1 million in the second quarter of 2021. The charge in the second quarter of 2022 was net of a favorable impact from the lag in pricing ($0.3 million), in which products committed to customers at a specified price were shipped in a later period.
First Six Months of 2022 Results vs. First Six Months of 2021 Results
Net sales in the first six months of 2022 increased by 35.4% versus 2021 primarily due to an increase in average selling prices to cover significantly higher aluminum raw material costs and higher operating costs, partially offset by lower sales volume. Sales volume in the first six months of 2022 decreased by 1.5% versus 2021.
EBITDA from ongoing operations in the first six months of 2022 increased by $12.8 million in comparison to the first six months of 2021 primarily due to:
•Higher pricing ($34.8 million, net of the pass-through of aluminum raw material costs), partially offset by: lower volume ($0.7 million); higher labor and employee-related costs ($3.9 million) and lower labor productivity ($3.3 million); higher maintenance costs ($1.4 million); higher supply expense, including significant price increases in paint, chemicals, packaging and other supplies ($5.9 million); higher utilities ($1.7 million); higher freight rates ($4.1 million); and increased SG&A expenses ($2.4 million); and
•The timing of the flow through under the first-in first-out method of aluminum raw material costs passed through to customers, previously acquired at lower prices in a quickly changing commodity pricing environment, resulted in a benefit of $5.5 million in the first six months of 2022 versus a benefit of $4.2 million in the first six months of 2021. The benefit in the first six months of 2022 was net of an adverse impact from the lag in pricing ($1.5 million), in which products committed to customers at a specified price were shipped in a later period.
Aluminum Extrusions believes that it has adequate supply agreements for aluminum raw materials in 2022 and is in the process of securing supply sources to meet expected needs in 2023. Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2022 ("Second Quarter Form 10-Q") for additional information on aluminum price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $31 million in 2022, including $15 million for new enterprise resource planning and manufacturing execution systems ("ERP/MES"), $6 million for infrastructure upgrades at the facilities located in Niles, Michigan, Carthage, Tennessee and Newnan, Georgia and $3 million for other strategic projects. The ERP/MES project is expected to cost $28 million over a two-year time span. In addition to strategic projects, approximately $7 million will be required to support continuity of current operations. Depreciation expense is projected to be $15 million in 2022. Amortization expense is projected to be $2 million in 2022.

PE Films
PE Films produces surface protection films, polyethylene overwrap and polypropylene films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2022	2021		2022	2021
Sales volume (lbs)	9,639	10,538	(8.5)%	20,192	20,782	(2.8)%
Net sales	$31,424	$31,430	—%	$62,555	$59,384	5.3%
Ongoing operations:
EBITDA	$7,065	$9,001	(21.5)%	$14,112	$16,213	(13.0)%
Depreciation & amortization	(1,559)	(1,671)	6.7%	(3,154)	(3,090)	(2.1)%
EBIT*	$5,506	$7,330	(24.9)%	$10,958	$13,123	(16.5)%
Capital expenditures	$1,163	$500		$1,744	$1,733
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Tables in this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Second Quarter 2022 Results vs. Second Quarter 2021 Results
Net sales were flat in the second quarter of 2022 compared to the second quarter of 2021; sales volume decreased in both Surface Protection and overwrap films versus the second quarter of 2021.
EBITDA from ongoing operations in the second quarter of 2022 decreased by $1.9 million versus the second quarter of 2021, primarily due to:
•A $1.6 million decrease from Surface Protection associated with lower contribution margin related to previously disclosed customer product transitions ($2.2 million) and competitive pricing pressures for products unrelated to the customer product transitions ($1.9 million), partially offset by higher sales related to non-transitioning products ($1.8 million) and a foreign currency transaction gain of $0.5 million in the second quarter of 2022 versus a charge of $0.1 million in the second quarter of 2021; and
•A $0.3 million decrease from overwrap films primarily due to lower sales volume ($0.3 million) and higher SG&A expenses ($0.4 million), partially offset by a benefit from the pass-through lag associated with resin costs (charge of $0.2 million in the second quarter of 2022 versus a charge of $0.6 million in the second quarter of 2021).
First Six Months of 2022 Results vs. First Six Months of 2021 Results
Net sales increased by $3.2 million in the first six months of 2022 versus the first six months of 2021 primarily due to an increase in average selling prices associated with the pass-through of higher market-driven raw material costs. Sales volume declined in overwrap films and revenue and volume in Surface Protection were flat versus the first six months of 2021.
EBITDA from ongoing operations in the first six months of 2022 decreased by $2.1 million versus the first six months of 2021, primarily due to:
•A $2.5 million decrease from Surface Protection associated with lower contribution margin related to previously disclosed customer product transitions ($3.7 million) and competitive pricing pressures for products unrelated to the customer product transitions ($3.3 million), partially offset by higher contribution margin for non-transitioning products ($2.5 million), lower SG&A expenses ($0.3 million), foreign currency transaction gain ($0.5 million) in the first six months of 2022 versus a charge ($0.1 million) in the first six months of 2021, and the pass-through lag associated with resin costs (benefit of $0.3 million in the first six months of 2022 versus a charge of $0.7 million in the first six months of 2021); and
•A $0.4 million increase from overwrap films primarily related to a benefit from the pass-through lag associated with resin costs (benefit of $0.2 million in the first six months of 2022 versus a charge of $0.9 million in the first six months of 2021), partially offset by lower sales volume ($0.3 million) and higher freight and other operating expenses ($0.3 million).
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Second Quarter Form 10-Q for additional information on resin price trends.
Customer Product Transitions and Other Factors in Surface Protection

The Surface Protection component of PE Films supports manufacturers of optical and other specialty substrates used in flat panel display products. These films are primarily used by customers to protect components of displays in the manufacturing and transportation processes and then discarded.
The Company previously reported the risk that a portion of its film products used in surface protection applications would be made obsolete by customer product transitions to less costly alternative processes or materials. The Company estimates that these transitions, which principally relate to one customer, adversely impacted pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations for PE Films by $14.8 million during 2021 versus 2020. A total decline of $7 million in pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations due to the transitions is expected in 2022 versus 2021, at which time the transitions are expected to be complete.
The Surface Protection business is continuing to experience competitive pricing pressures, unrelated to the customer product transitions, that are expected to adversely impact pre-tax income from continuing operations as reported under GAAP and EBITDA from ongoing operations by approximately $6 million for full year 2022 versus 2021. To offset the expected adverse impact of the customer transitions and pricing pressures, the Company is aggressively pursuing and making progress in generating contribution from sales of new surface protection products, applications and customers and driving production efficiencies and cost savings.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $4 million in 2022, including $2 million for productivity projects and $2 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $6 million in 2022. There is no amortization expense for PE Films.
Flexible Packaging Films
Flexible Packaging Films, which is also referred to as Terphane, produces polyester-based films for use in packaging applications that have specialized properties, such as heat resistance, strength, barrier protection and the ability to accept high-quality print graphics. A summary of results for Flexible Packaging Films is provided below:

	Three Months Ended		Favorable/ (Unfavorable) % Change	Six Months Ended		Favorable/ (Unfavorable) % Change
(In thousands, except percentages)	June 30,			June 30,
	2022	2021		2022	2021
Sales volume (lbs)	27,315	24,230	12.7%	53,321	51,638	3.3%
Net sales	$41,595	$33,374	24.6%	$80,839	$65,895	22.7%
Ongoing operations:
EBITDA	$7,631	$8,277	(7.8)%	$12,665	$17,901	(29.2)%
Depreciation & amortization	(583)	(506)	(15.2)%	(1,132)	(972)	(16.5)%
EBIT*	$7,048	$7,771	(9.3)%	$11,533	$16,929	(31.9)%
Capital expenditures	$3,264	$1,117		$4,809	$2,388
* See the net sales and EBITDA from ongoing operations by segment statements in the Financial Tables in this press release for a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP.

Second Quarter 2022 Results vs. Second Quarter 2021 Results
Net sales in the second quarter of 2022 increased 24.6% compared to the second quarter of 2021, primarily due to higher sales volume and higher selling prices from the pass-through of higher resin costs.
EBITDA from ongoing operations in the second quarter of 2022 decreased by $0.6 million versus the second quarter of 2021 primarily due to:
•Higher raw material costs ($5.4 million), higher SG&A expenses ($0.7 million), and higher fixed ($0.6 million) and variable costs ($0.3 million), partially offset by higher selling prices ($4.2 million) from the pass-through of higher resin costs, higher sales volume ($1.7 million), and favorable product mix ($0.5 million);
•Net unfavorable foreign currency translation of Real-denominated operating costs ($1.2 million); and
•Foreign currency transaction gains ($0.6 million) in the second quarter of 2022 compared to foreign currency transaction losses ($0.5 million) in the second quarter of 2021.

First Six Months of 2022 Results vs. First Six Months of 2021 Results
Net sales in the first six months of 2022 increased 22.7% compared to the first six months of 2021, primarily due to higher selling prices from the pass-through of higher resin costs, favorable product mix and higher sales volume.
EBITDA from ongoing operations in the first six months of 2022 decreased by $5.2 million versus the first six months of 2021 primarily due to:
•Higher raw material costs ($10.8 million), higher fixed ($0.3 million) and variable costs ($1.5 million), and higher SG&A expenses ($0.7 million), partially offset by higher selling prices ($8.0 million) from the pass-through of higher resin costs, higher sales volume ($0.9 million) and favorable product mix ($0.8 million);
•Net unfavorable foreign currency translation of Real-denominated operating costs ($1.5 million); and
•Foreign currency transaction losses ($0.3 million) in the first six months of 2022 compared to foreign currency transaction losses ($0.1 million) in the first six months of 2021.
Refer to Item 3. Quantitative and Qualitative Disclosures About Market Risk in the Second Quarter Form 10-Q for additional information on polyester fiber and component price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Flexible Packaging Films are projected to be $8 million in 2022, including $4 million for new capacity for value-added products and productivity projects and $4 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $2 million in 2022. Amortization expense is projected to be $0.4 million in 2022.
Corporate Expenses, Interest, Taxes & Other
Corporate expenses, net in the first six months of 2022 decreased $1.4 million compared to first six months of 2021 primarily due to lower stock-based compensation ($1.0 million) and lower professional fees associated with remediation activities related to the Company's previously disclosed material weaknesses in internal control over financial reporting ($0.5 million).
Interest expense of $2.0 million in the first six months of 2022 increased $0.3 million compared to the first six months of 2021 due to higher average interest rates during the second quarter of 2022, partially offset by lower average debt levels.
The effective tax rate used to compute income tax expense (benefit) for continuing operations in the first six months of 2022 was 16.9%, compared to 22.5% in the first six months of 2021. The decrease in the effective tax rate for continuing operations is primarily due to a discrete benefit recorded in the first quarter of 2022 resulting from the implementation of new U.S. tax regulations associated with foreign tax credits published by the U.S. Treasury and Internal Revenue Service on January 4, 2022. These regulations overhaul various components of the foreign tax credit regime including the determination of creditable foreign taxes and limit the amount of foreign taxes that are creditable against U.S. income taxes. This one-time discrete benefit is expected to reduce the effective tax rate for the remainder of 2022, which will be offset by an expected increase to the effective tax rate as the result of Brazilian income tax no longer being creditable in the U.S. for the foreseeable future. The effective tax rate from ongoing operations comparable to the earnings reconciliation table provided in Note (a) to the Financial Tables in this press release was 26.2% for the first six months of 2022 versus 22.3% for the first six months of 2021 (see also Note (e) to the Financial Tables). Refer to Note 9 to the Company's Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q for an explanation of differences between the effective tax rate for income (loss) from continuing operations and the U.S. federal statutory rate for 2022 and 2021.
Pension expense under GAAP of $6.9 million in the first six months of 2022 remained consistent with the first six months of 2021. On February 10, 2022, Tredegar announced the initiation of a process to terminate and settle its frozen defined benefit pension plan, which could take up to 24 months to complete. In connection therewith, the Company borrowed funds under its revolving credit agreement and made a $50 million contribution to the pension plan (the “Special Contribution”) to reduce its underfunding and as part of a program within the pension plan to hedge or fix the expected future contributions that will be needed by the Company through the settlement process. The Company expects to realize income tax cash benefits on the Special Contribution of approximately $11 million in 2022. Administrative costs for the pension plan through the settlement process are estimated at $4 to $5 million.
Tredegar’s frozen defined benefit pension plan was underfunded on a GAAP basis by $69 million at December 31, 2021, comprised of investments at fair value of $245 million and a projected benefit obligation (“PBO”) of $314 million. GAAP accounting requires adjustment for changes in values of assets and the PBO only at the end of each year, even though these values change daily. The Company estimates that the Special Contribution and changes to the values of pension plan assets and liabilities resulted in a decrease in the underfunding on a GAAP basis from $69 million at December 31, 2021 to approximately $12 million at June 30, 2022. The ultimate settlement benefit obligation may differ from the PBO, depending on market factors for buyers of pension obligations at the time of settlement.

Prior to the Special Contribution, GAAP pension expense was a reasonable proxy for the Company’s required minimum cash contribution to the pension plan. The Company estimates that, with the Special Contribution, there will be no required minimum cash contributions until final settlement. Pension expense under GAAP is projected to be approximately $14 million in 2022, which is mainly comprised of non-cash amortization of deferred net actuarial losses reflected in the Company’s shareholders’ equity as accumulated other comprehensive losses. Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense is included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Company’s revolving credit agreement (“Credit EBITDA”), which is used to compute certain borrowing ratios and a significant consideration for computing non-GAAP net income (loss) from ongoing operations.
The impact on earnings from pension expense is reflected in “Corporate expenses, net” in the accompanying net sales and EBITDA from ongoing operations by segment tables. However, beginning in 2022 and consistent with excluding GAAP pension expense from Credit EBITDA as described above, GAAP pension expense has been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP for purposes of determining Tredegar’s non-GAAP presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations (see related reconciliation in Note (a) to the Financial Tables in this press release for more information).
Total debt was $101.5 million at June 30, 2022 compared to total debt of $73.0 million at December 31, 2021. Net debt (debt in excess of cash and cash equivalents), a non-GAAP financial measure, was $74.0 million at June 30, 2022 compared to $42.5 million at December 31, 2021. On June 29, 2022, Tredegar entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) that replaced its existing $375 million five-year, secured revolving credit facility that was due to expire on June 28, 2024. The Credit Agreement is a five-year, revolving, secured credit facility that permits aggregate borrowings of $375 million and matures on June 29, 2027. The Company believes that its most restrictive covenant (computed quarterly) is the Total Net Leverage Ratio, which permits maximum borrowings of up to 4x Credit EBITDA for the trailing four quarters. The Company had Credit EBITDA and a Total Net Leverage Ratio (calculated in the "Liquidity and Capital Resources" section of the Second Quarter Form 10-Q) of $101.0 million and .73x, respectively, at June 30, 2022. See Note (h) to the Financial Tables in this press release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. In addition, the Company's current projections for its businesses could be materially affected by the highly uncertain impact of the COVID-19 pandemic. As a consequence, the Company's results could differ materially from its projections, depending on, among other things, the ultimate impact of the pandemic on employees, supply chains, customers and the U.S. and world economies. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•loss or gain of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•risks of doing business in countries outside the U.S. that affect our international operations;
•political, economic, and regulatory factors concerning the Company’s products;
•uncertain economic conditions in countries in which the Company does business, including rising inflation and the effects of the Russian invasion of Ukraine;
•competition from other manufacturers, including manufacturers in lower-cost countries and manufacturers benefiting from government subsidies;
•impact of fluctuations in foreign exchange rates;
~~•~~movement of pension plan assets and liabilities up through initiating hedging activities to fix underfunding amounts and assumptions thereafter relating to differences between the ultimate settlement benefit obligation and the projected benefit obligation, census data, administrative costs, the effectiveness of hedging activities and discounts required to liquidate non-public securities held by the plan;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•inability to successfully identify, complete or integrate strategic acquisitions; failure to realize the expected benefits of such acquisitions and assumption of unanticipated risks in such acquisitions;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•failure to continue to attract, develop and retain certain key officers or employees;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•an information technology system failure or breach;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•the impact of new tariffs, duties or other trade restrictions imposed as a result of trade tensions between the U.S. and other countries;
•the termination of anti-dumping duties on products imported to Brazil that compete with products produced by Flexible Packaging;
•failure to establish and maintain effective internal control over financial reporting;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in “Risk Factors” Part I, Item 1A of the Form 10-K for the year ended December 31, 2021. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material Company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with three primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets; surface protection films for high-technology applications in the global electronics industry; and specialized polyester films primarily for the Latin American flexible packaging market. Tredegar had 2021 sales from continuing operations of $826 million. With approximately 2,400 employees, the Company operates manufacturing facilities in North America, South America, and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income (Loss)
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Sales	$274,363	$211,129	$510,929	$395,951
Other income (expense), net (c)(d)(i)	1,261	8,122	994	8,882
	275,624	219,251	511,923	404,833

Cost of goods sold (c)	218,088	158,692	401,348	299,977
Freight	11,036	7,044	19,118	13,267
Selling, R&D and general expenses (c)	20,616	21,711	43,421	41,816
Amortization of intangibles	666	723	1,329	1,446
Pension and postretirement benefits	3,506	3,540	6,982	7,080
Interest expense	1,234	891	2,020	1,713
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	134	199	126	368
Total	255,280	192,800	474,344	365,667
Income (loss) from continuing operations before income taxes	20,344	26,451	37,579	39,166
Income tax expense (benefit) (c)	5,556	5,723	6,334	8,820
Net income (loss) from continuing operations	14,788	20,728	31,245	30,346
Income (loss) from discontinued operations, net of tax	81	508	47	(79)
Net income (loss)	$14,869	$21,236	$31,292	$30,267

Earnings (loss) per share:
Basic:
Continuing operations	$0.44	$0.62	$0.93	$0.91
Discontinued operations	—	0.02	—	—
Basic earnings (loss) per share	$0.44	$0.64	$0.93	$0.91
Diluted:
Continuing operations	$0.44	$0.61	$0.93	$0.90
Discontinued operations	—	0.02	—	—
Diluted earnings (loss) per share	$0.44	$0.63	$0.93	$0.90

Shares used to compute earnings (loss) per share:
Basic	33,814	33,594	33,734	33,500
Diluted	33,854	33,740	33,776	33,692

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net Sales
Aluminum Extrusions	$190,308	$139,281	$348,417	$257,405
PE Films	31,424	31,430	62,555	59,384
Flexible Packaging Films	41,595	33,374	80,839	65,895
Total net sales	263,327	204,085	491,811	382,684
Add back freight	11,036	7,044	19,118	13,267
Sales as shown in the condensed consolidated statements of income	$274,363	$211,129	$510,929	$395,951
EBITDA from Ongoing Operations
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$21,895	$19,723	$45,814	$33,024
Depreciation & amortization	(4,169)	(4,032)	(8,430)	(8,162)
EBIT (b)	17,726	15,691	37,384	24,862
Plant shutdowns, asset impairments, restructurings and other (c)	16	(246)	(89)	(63)
PE Films:
Ongoing operations:
EBITDA (b)	7,065	9,001	14,112	16,213
Depreciation & amortization	(1,559)	(1,671)	(3,154)	(3,090)
EBIT (b)	5,506	7,330	10,958	13,123
Plant shutdowns, asset impairments, restructurings and other (c)	(50)	(151)	(153)	(275)
Flexible Packaging Films:
Ongoing operations:
EBITDA (b)	7,631	8,277	12,665	17,901
Depreciation & amortization	(583)	(506)	(1,132)	(972)
EBIT (b)	7,048	7,771	11,533	16,929
Plant shutdowns, asset impairments, restructurings and other (c)	(37)	8,452	(80)	8,414
Total	30,209	38,847	59,553	62,990
Interest income	3	25	32	32
Interest expense	1,234	891	2,020	1,713
Gain on investment in kaléo (d)	1,406	200	1,406	918
Stock option-based compensation costs	251	675	882	1,144
Corporate expenses, net (c)	9,789	11,055	20,510	21,917
Income (loss) from continuing operations before income taxes	20,344	26,451	37,579	39,166
Income tax expense (benefit)	5,556	5,723	6,334	8,820
Net income (loss) from continuing operations	14,788	20,728	31,245	30,346
Net income (loss) from discontinued operations, net of tax	81	508	47	(79)
Net income (loss)	$14,869	$21,236	$31,292	$30,267

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Cash & cash equivalents	$27,462	$30,521
Accounts & other receivables, net	127,995	103,312
Income taxes recoverable	641	2,558
Inventories	121,369	88,569
Prepaid expenses & other	8,180	11,275
Current assets of discontinued operations	151	178
Total current assets	285,798	236,413
Net property, plant and equipment	173,775	170,381
Right-of-use leased assets	13,111	13,847
Identifiable intangible assets, net	12,879	14,152
Goodwill	70,608	70,608
Deferred income taxes	12,220	15,723
Other assets	3,423	2,460
Total assets	$571,814	$523,584
Liabilities and Shareholders’ Equity
Accounts payable	$174,646	$123,760
Accrued expenses	32,680	33,104
Lease liability, short-term	2,205	2,158
Income taxes payable	1,362	9,333
Current liabilities of discontinued operations	71	193
Total current liabilities	210,964	168,548
Lease liability, long-term	11,954	12,831
Long-term debt	101,500	73,000
Pension and other postretirement benefit obligations, net	28,415	78,265
Other non-current liabilities	7,196	6,218
Shareholders’ equity	211,785	184,722
Total liabilities and shareholders’ equity	$571,814	$523,584

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	2022	2021
Cash flows from operating activities:
Net income (loss)	$31,292	$30,267
Adjustments for noncash items:
Depreciation	11,536	10,875
Amortization of intangibles	1,329	1,446
Reduction of right-of-use lease asset	1,072	1,066
Deferred income taxes	2,516	2,477
Accrued pension income and post-retirement benefits	7,013	7,080
Stock-based compensation expense	1,842	2,444
Gain on investment in kaléo	(1,406)	(600)
Changes in assets and liabilities:
Accounts and other receivables	(24,172)	(12,840)
Inventories	(31,495)	(14,020)
Income taxes recoverable/payable	(6,129)	2,680
Prepaid expenses and other	(516)	7,267
Accounts payable and accrued expenses	47,388	8,040
Lease liability	(1,166)	(1,051)
Pension and postretirement benefit plan contributions	(50,314)	(4,020)
Other, net	1,781	396
Net cash (used in) provided by operating activities	(9,429)	41,507
Cash flows from investing activities:
Capital expenditures	(13,514)	(11,324)
Proceeds from the sale of kaléo	1,406	—
Net cash used in investing activities	(12,108)	(11,324)
Cash flows from financing activities:
Borrowings	221,250	34,000
Debt principal payments	(192,750)	(51,000)
Dividends paid	(8,135)	(8,070)
Debt financing fees	(1,245)	—
Other	(396)	915
Net cash provided by (used in) financing activities	18,724	(24,155)
Effect of exchange rate changes on cash	(246)	424
Increase (decrease) in cash and cash equivalents	(3,059)	6,452
Cash and cash equivalents at beginning of period	30,521	11,846
Cash and cash equivalents at end of period	$27,462	$18,298

Notes to the Financial Tables
(Unaudited)
(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three and six months ended June 30, 2022 and 2021 is shown below:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions, except per share data)	2022	2021	2022	2021
Net income (loss) from continuing operations as reported under GAAP[1]	$14.8	$20.7	$31.2	$30.3
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	0.1	0.1	0.3
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	(1.0)	(0.1)	(1.0)	(0.7)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	—	(3.8)	—
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil's Supreme court regarding the calculation of such tax[3]	—	(6.6)	—	(6.6)
Other	0.5	2.0	2.1	2.9
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	2.7	—	5.4	—
Net income (loss) from ongoing operations[1]	$17.1	$16.1	$34.0	$26.2

Earnings (loss) per share from continuing operations as reported under GAAP (diluted)	$0.44	$0.61	$0.93	$0.90
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	—	—	0.01
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	(0.03)	—	(0.03)	(0.02)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	—	(0.11)	—
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil's Supreme court regarding the calculation of such tax[3]	—	(0.20)	—	(0.20)
Other	0.02	0.07	0.06	0.09
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[2]	0.08	—	0.16	—
Earnings (loss) per share from ongoing operations (diluted)	$0.51	$0.48	$1.01	$0.78
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e).
2. For more information, see Note (j) in this press release.
3. For more information, see Note (i) in this press release.

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker to assess segment financial performance.  For more business segment information, see Note 10 to the Company's Condensed Consolidated Financial Statements in the Second Quarter Form 10-Q.
EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.
(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three and six months ended June 30, 2022 and 2021 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended June 30, 2022		Six Months Ended June 30, 2022
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief [1]	$—	$—	$0.1	$0.1
Total for Aluminum Extrusions	$—	$—	$0.1	$0.1
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[1]	$0.1	$—	$0.2	$0.1
Total for PE Films	$0.1	$—	$0.2	$0.1
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$0.1	$0.1	$0.1	$0.1
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities and other[2]	0.1	0.1	1.6	1.2
Professional fees associated with internal control over financial reporting[2]	0.8	0.5	1.2	0.8
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[2]	(0.2)	(0.1)	(0.2)	(0.1)
Tax benefit from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[4]	—	—	—	(3.8)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination[3]	3.5	2.7	6.9	5.4
Total for Corporate	$4.3	$3.3	$9.6	$3.6
1. Included in “Other income (expense), net” in the condensed consolidated statements of income.
2. Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
3. For more information, see Note (j) in this press release.
4. Included in "Income tax expense (benefit)" in the condensed consolidated statements of income.

	Three Months Ended June 30, 2021		Six Months Ended June 30, 2021
($ in millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses, net of relief[1]	$0.3	$0.2	$0.1	$0.1
Total for Aluminum Extrusions	$0.3	$0.2	$0.1	$0.1
PE Films:
(Gains) losses from sale of assets, investment writedowns and other items:
COVID-19-related expenses[1]	$0.1	$0.1	$0.3	$0.2
Total for PE Films	$0.1	$0.1	$0.3	$0.2
Flexible Packaging Films:
(Gain) losses from sale of assets, investment writedowns and other items:
One-time tax credit in Brazil for unemployment/social security insurance non-income taxes resulting from a favorable decision by Brazil's Supreme Court regarding the calculation of such taxes[1,3]	$(8.5)	$(6.6)	$(8.5)	$(6.6)
COVID-19-related expenses[1]	—	—	0.1	0.1
Total for Flexible Packaging Films	$(8.5)	$(6.6)	$(8.4)	$(6.5)
Corporate:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
(Gain), net of costs associated with the sale of the Lake Zurich manufacturing facility assets	$0.2	$0.1	$0.4	$0.3
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities and other[2]	0.8	0.9	1.5	1.4
Professional fees associated with internal control over financial reporting[2]	0.9	0.7	1.1	0.8
Transition service fees, net of corporate costs associated with the divested Personal Care Films business[1]	(0.3)	(0.2)	(0.6)	(0.4)
Write-down of investment in Harbinger Capital Partners Special Situations Fund[1]	0.4	0.3	0.5	0.4
Stock-based compensation expense associated with the fair value remeasurement of awards granted at the time of the 2020 Special Dividend[2]	0.1	—	0.5	0.3
Total for Corporate	$2.1	$1.8	$3.4	$2.8
1.Included in "Other income (expense), net" in the condensed consolidated statements of income.
2.Included in "Selling, R&D and general expenses" in the condensed consolidated statements of income.
3.For more information, see Note (i) in this press release.

(d) In the first six months ended June 30, 2021, a pre-tax gain of $0.9 million was recognized on the Company’s investment in kaleo, Inc. ("kaléo"), which included a $0.3 million dividend received from kaléo. On December 27, 2021, the Company completed the sale of its investment interests in kaléo and received closing cash proceeds of $47.1 million. Subsequently, in May 2022, additional cash consideration of $1.4 million was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.
(e) Tredegar’s presentation of net income (loss) from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes unrealized gains and losses for an investment accounted for under the fair value method), which has been presented separately and removed from net income (loss) from continuing operations as reported under GAAP. Net income (loss) from ongoing operations is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations as defined by GAAP. It excludes items that we believe do not relate to Tredegar’s ongoing operations.
Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three and six months ended June 30, 2022 and 2021 are presented below in order to show the impact on the effective tax rate:

($ in millions)	Pre-tax	Tax Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended June 30, 2022	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations reported under GAAP	$20.3	$5.5	$14.8	27.3%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	(0.6)	(0.1)	(0.5)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	3.5	0.8	2.7
Net income (loss) from ongoing operations	$23.3	$6.2	$17.1	26.6%
Three Months Ended June 30, 2021
Net income (loss) from continuing operations reported under GAAP	$26.5	$5.8	$20.7	21.9%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.2	$0.1	0.1
(Gains) losses from sale of assets and other	(6.4)	(1.7)	(4.7)
Net income (loss) from ongoing operations	$20.3	$4.2	$16.1	20.7%
Six Months Ended June 30, 2022
Net income (loss) from continuing operations reported under GAAP	$37.6	$6.4	$31.2	16.9%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.1	—	0.1
(Gains) losses from sale of assets and other	1.5	4.2	(2.7)
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	6.9	1.5	5.4
Net income (loss) from ongoing operations	$46.1	$12.1	$34.0	26.2%
Six Months Ended June 30, 2021
Net income (loss) from continuing operations reported under GAAP	$39.2	$8.9	$30.3	22.5%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1	0.3
(Gains) losses from sale of assets and other	(5.9)	(1.5)	(4.4)
Net income (loss) from ongoing operations	$33.7	$7.5	$26.2	22.3%
(h) Net debt is calculated as follows:

	June 30,	December 31,
(in millions)	2022	2021
Debt	$101.5	$73.0
Less: Cash and cash equivalents	27.5	30.5
Net debt	$74.0	$42.5
Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.
(i)    Represents a one-time tax credit in Brazil for unemployment/social security insurance non-income taxes ("PIS/COFINS") resulting from a favorable decision by Brazil’s Supreme Court regarding the calculation of such tax. In May 2021, the Brazil Supreme Court ruled in a leading case related to the amount of Brazilian value-added tax to exclude from the calculation of PIS/COFINS. As a result, in the second quarter of 2021, the Company recorded a pre-tax gain of $8.5 million for certain excess PIS/COFINS paid from 2003 to 2021, plus applicable interest, which the Company applied to required Brazilian federal tax payments during 2021. The pretax gain was recorded in “Other income (expense), net” in the condensed consolidated statements of income.

(j)    Prior to the Special Contribution (see "Corporate Expenses, Interest, Taxes & Other" section of this press release), GAAP pension expense was a reasonable proxy for the Company’s required minimum cash contribution to the pension plan. The Company estimates that, with the Special Contribution, there will be no required minimum cash contributions until final settlement. Pension expense under GAAP is projected to be approximately $14 million in 2022, which is mainly comprised of non-cash amortization of deferred net actuarial losses reflected in the Company’s shareholders’ equity as accumulated other comprehensive losses. Beginning in 2022, and consistent with no expected required minimum cash contributions, no pension expense is included in calculating earnings before interest, taxes, depreciation and amortization as defined in the Company’s revolving credit agreement, which is used to compute certain borrowing ratios and a significant consideration for computing non-GAAP net income (loss) from ongoing operations. Accordingly, beginning in 2022, GAAP pension expense has been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP for purposes of determining Tredegar’s non-GAAP presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211
neill.bellamy@tredegar.com